UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2023

BEACON ROOFING SUPPLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
505 Huntmar Park Drive, Suite 300, Herndon, VA 20170
(Address of Principal Executive Offices) (Zip Code)
(571) 323-3939
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangement
On February 16, 2023, the Board of Directors of Beacon Roofing Supply, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, adopted the Beacon Roofing Supply, Inc. Deferred Compensation Plan (the “Plan”). The Plan is an unfunded, unsecured nonqualified deferred compensation plan that allows participants to defer cash compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986. Named executive officers, members of the executive committee, and other employees with a job title of Vice President or above and members of the Board of Directors are eligible to participate in the Plan. Participation is voluntary.

Employee participants may elect to defer up to 50% of their annual base pay and 100% of their annual incentive plan payout. Board members may elect to defer up to 100% of their director annual retainer and fees. The Company will make a restorative retirement plan company match (i.e., payment of the company matching contribution that could not be made under the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan due to participation in this Plan.) Amounts credited to a participant’s account will be invested in one or more investment funds chosen by the participant and held in a grantor trust held by the Company. The investment funds are expected to be generally the same investment alternatives available under the 401(k) Plan.

Distributions under the Plan upon retirement (at age 65 or age 60 with 15 years of service) will be paid in a lump sum or in up to ten annual installments, as elected by the participant; provided, however, that a participant can make a one-time election to have the distribution made in a lump sum upon a separation from service that occurs within twelve months following a change of control. Distributions under the Plan upon any other separation from service will be paid in a lump sum (to the participant’s beneficiary in the case of death). A participant may also make a one-time election for his or her account to be distributed upon a disability in a lump sum or in up to ten annual installments. A participant may also elect an in-service distribution of his or her account to occur on a fixed date, subject to a minimum three year waiting period, either in a lump sum or in up to five annual installments; however, if a participant separates from service prior to the fixed date, the in-service distribution election will become void and payment will be made on account of the separation from service as described above.

Participants will be fully vested at all times in their elective deferrals. The restorative retirement plan company match is subject to a three-year ratable vesting schedule from the date of hire, but will vest in full upon the participant attaining age 65, the participant’s death or disability or a change in control.

All distributions are paid in cash. Distributions to employee participants will be net of applicable tax withholding. The amounts held in the trust are subject to claims of creditors, but otherwise will be used for Plan benefits. (Although the amounts in the trust are invested pursuant to participants’ direction, the participants have no right to the funds other than as general creditors of the Company.)

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth in Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits
(d)Exhibits

Exhibit Index
Exhibit Number	Description
10.1	Beacon Roofing Supply, Inc. Deferred Compensation Plan dated February 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: February 17, 2023	By:	/s/ FRANK A. LONEGRO
Frank A. Lonegro
Executive Vice President & Chief Financial Officer